UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2021

Code Chain New Continent Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

No 119 South Zhaojuesi Road
2nd Floor, Room 1
Chenghua District, Chengdu, Sichuan, China 610047

(Address of Principal Executive Offices) (Zip code)

+86 028-84112941

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CCNC	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2021, Code Chain New Continent Limited (the “Company”) entered into a share purchase agreement (the “Agreement”) with a buyer unaffiliated with the Company (the “Buyer”), and Qihai Wang, former director of the Company (the “Payee”). Pursuant to the Agreement, the Company agreed to sell and the Buyer agreed to purchase all the issued and outstanding ordinary shares (the “Tongrong Shares”) of Tongrong Technology (Jiangsu) Co., Ltd. (“Tongrong WFOE”), a PRC company and an indirect subsidiary of the Company. The Payee agreed to be responsible for the payment of the purchase price on behalf of Buyer. The purchase price for the Tongrong Shares shall be $2,464,411, payable in the form of cancelling 426,369 shares of common stock of the Company owned by the Payee (the “CCNC Shares”). The CCNC Shares are valued at $5.78 per share, based on the average closing price of the Company’s common stock during the 30 trading days immediately prior to the date of the Agreement from February 12, 2021 to March 26, 2021. Tongrong WFOE contractually controls Jaingsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a variable interest entity of the Company. The disposition of Tongrong WFOE will include disposition of Rong Hai.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2021, Ms. Yajing Li tendered her resignation as a director, the chairman of the Audit Committee of the Company, effective immediately. Ms. Li’s resignation was not a result of any disagreement with the Company’s operations, policies or procedures.

On March 30, 2021, Mr. Qihai Wang tendered his resignation as a director of the Company, effective immediately. Mr. Wang’s resignation was not a result of any disagreement with the Company’s operations, policies or procedures.

On March 30, 2021, approved and ratified by the Board of Directors, the Nominating and Corporate Governance Committee and the Compensation Committee, Mr. Chengwei Mo was appointed as a director, the chairman of the Audit Committee of the Company, effective March 29, 2021 and Mr. Bibo Lin, Vice President of the Company, was appointed as a director of the Company, effective March 30, 2021

The Board has determined that Mr. Chengwei Mo is independent within the meaning of Nasdaq Listing Rule 5605(a)(2) and meets the “audit committee financial expert” standards of the SEC for service on the Audit Committee.

The biographical information of Mr. Chengwei Mo is set forth below:

Mr. Chengwei Mo, age 46, is the head of Greater China Region at Hong Kong Intellectual Property Exchange Ltd. Mr. Chengwei Mo has more than 20 years of experience as a finance executive. He was CEO of Beijing Wenjinsuo Internet Information Services Limited from 2017 to 2019, prior to which he was the General Manager of Beijing Zhongtianyichuang Investment Management Limited. He also served as the accounting manager of Yichuang Yingshi Investment Management (Beijing) Limited and a several other information technology companies. Mr. Mo holds a Master degree in business management from Chinese Academy of Sciences and a bachelor degree in automatic engineering from Wuhan Technology University.

Mr. Chengwei Mo does not have a family relationship with any director or executive officer of the Company. Mr. Chengwei Mo has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Chengwei Mo accepted an offer letter from the Company and agreed to receive an annual compensation of $10,000, effective March 29, 2021. The offer letters is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Shares Purchase Agreement, dated March 30, 2021
10.2	Offer Letter between Code Chain New Continent Limited and Chengwei Mo, dated March 29, 2021
99.1	Correspondence of Yajing Li’s Resignation as director of the Company, dated March 29, 2021
99.2	Correspondence of Qihai Wang’s Resignation as director of the Company, dated March 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODE CHAIN NEW CONTINENT LIMITED

Date: March 31, 2021	By:	/s/ Weidong (David) Feng
	Name:	Weidong (David) Feng
	Title:	Co-CEO

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